                                                                    Exhibit 99.2

                        TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below is a listing of the case under the California Business and Professions Code and the Lights/Ultra Lights and Tobacco Price cases currently scheduled for trial through 2003 against PM USA and, in some cases, ALG.

       Case (Jurisdiction)                       Type of Action                    Trial Date
       -------------------                       --------------                    ----------
Marrone, et al. v.                       Lights/Ultra Lights Class Action       August 4, 2003
Philip Morris Companies Inc., et al.
(Ohio)

Smith, et al. v. Philip Morris           Tobacco Price Case                     September 8, 2003
Companies Inc., et al.
(Kansas)

Brown, et al. v. The American            Case Under the California Business     September 22, 2003
Tobacco Company, Inc., et al.            and Professions Code
(California)

                                                                    Exhibit 99.2


Below is a schedule setting forth by month the number of individual smoking and health cases, including cases brought by current and former flight attendants claiming personal injuries allegedly related to ETS, against PM USA and, in some cases, ALG, that are currently scheduled for trial through the end of the year 2003.

    2003
-------------

June (4)
July (1)
August (5)
September (4)
October (6)
November (1)

                                      -2-